AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

That certain Agreement dated as of the 8th day of June, 1998 by and between (i) The Dreyfus Corporation and (ii) Farm Bureau Life Insurance Company is hereby amended as follows:

1. Schedule A is deleted in its entirety and replaced with a new Schedule A, attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed as of this 3rd day of May, 2007 by a duly authorized officer of each party.

FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ JoAnn Rumelhart
Name:	Jo Ann Rumelhart
Title:	Executive Vice President
Date:	May 3, 2007

THE DREYFUS CORPORATION

By:	/s/ Gary R. Pierce
Name:	Gary R. Pierce
Title:	Controller
Date:

SCHEDULE A

(as of May 3, 2007)

Fund Name	Share Class	Fee at an Annual Rate as a Percentage of the Average Daily Net Asset Value of Fund Shares (held on Behalf of Client Customers)
Dreyfus Variable Investment Fund
Appreciation Portfolio	Initial	0.20%
Developing Leaders Portfolio	Initial	0.20%
Growth and Income Portfolio	Initial	0.20%
International Equity Portfolio	Initial	0.20%

The Dreyfus Socially Responsible Growth Fund, Inc.	Service	0.05%